Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-122908 and 333-150804) on Form S-8 of Dolby Laboratories, Inc. (the Company) of our reports dated November 20, 2008, with respect to the consolidated balance sheets of the Company as of September 26, 2008 and September 28, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 26, 2008 and the effectiveness of internal control over financial reporting as of September 26, 2008, which reports appear in the September 26, 2008 annual report on Form 10-K of the Company.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, applying the modified prospective method at the beginning of fiscal year 2006. Also, as discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, at the beginning of fiscal year 2008.

/s/ KPMG LLP

San Francisco, California

November 20, 2008